EXHIBIT 99.1
Sirna Therapeutics Reports Third Quarter 2006 Financial Results
SAN FRANCISCO, November 13, 2006 — Sirna Therapeutics, Inc. (NASDAQ: RNAI) reported financial results today for the quarter ended September 30, 2006.
Sirna reported a net loss of $9.6 million, or $0.13 per share, in the third quarter of 2006 compared to a net loss of $4.2 million, or $0.08 per share, for the same period in 2005. Revenues for the third quarter of 2006 were $2.0 million compared to $1.9 million in the third quarter of 2005. Deferred revenues from collaboration partners, included on the balance sheet at September 30, 2006, were $9.7 million.
Operating expenses were $12.7 million for the three months ended September 30, 2006 compared to $6.3 million for the same period in 2005. Operating expenses for the third quarter of 2006 included $0.6 million of share-based employee compensation expense related to Sirna’s adoption of Statement of Financial Accounting Standards No. 123R as of January 1, 2006. Excluding the share-based employee compensation expense, non-GAAP operating expenses for the third quarter of 2006 were $12.1 million and the non-GAAP net loss was $9.0 million, or $0.12 per share.
Research and development expenses were $7.7 million for the quarter ended September 30, 2006 compared to $4.6 million in the same period in 2005. R&D expenses for the period increased year over year primarily as a result of increased spending on Sirna-034, our RNAi-based therapeutic for hepatitis C which is advancing toward the clinic, and due to the continued relocation of core scientific teams to the new research center in San Francisco. Share-based employee compensation expense related to Sirna’s adoption of Statement of Financial Accounting Standards No. 123R was $0.3 million in the third quarter of 2006.
General and administrative expenses were $4.0 million for the quarter, compared to $1.7 million in the third quarter of 2005. This increase in G&A expenses is primarily due to spending related to the Company’s alliance management and new business development activities, the expansion of our intellectual property estate, employee relocation expense, and Sarbanes-Oxley compliance. Share-based employee compensation expense related to Sirna’s adoption of Statement of Financial Accounting Standards No. 123R was $0.3 million in the third quarter of 2006.
The Company ended the third quarter of 2006 with $82.8 million in cash, cash equivalents and securities available for sale. The Company continues to forecast its 2006 operating use of cash in the range of $30-$33 million.
“We made great strides advancing our RNAi technology platform and feel that Merck’s recent decision to acquire Sirna is a testament to the quality of our science and our people,” said Sirna President and CEO Howard W. Robin. “The combination of Merck and Sirna will return substantial value to our shareholders and ensure that RNAi therapeutics will be developed to their full potential. We look forward to completing this transaction with Merck, subject to shareholder approval, by the first quarter of 2007.”
Merger Agreement
•	On October 30, 2006, Merck & Co., Inc. and Sirna entered into a definitive agreement under which Merck will acquire 100 percent of the equity of Sirna at a price of $13 per share in cash, making Sirna a wholly owned subsidiary of Merck & Co., Inc. The transaction has a cash value of approximately $1.1 billion.
•	The acquisition is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.
•	The transaction is subject to the approval of Sirna stockholders and other customary closing conditions.
•	The two companies expect to close the acquisition transaction in late December 2006 or in the first quarter of 2007.

About Sirna Therapeutics
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C, dermatology, asthma, respiratory syncytial virus (RSV) and Huntington’s disease. Sirna Therapeutics completed its Phase 1 clinical trial for Sirna-027 in AMD in 2005 and with its strategic partner, Allergan, Inc., is moving Sirna-027 forward into Phase 2 clinical trials. Sirna has selected a clinical candidate for hepatitis C virus, Sirna-034. Sirna has established an exclusive multi-year strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Sirna has a leading intellectual property portfolio in RNAi covering over 250 mammalian gene and viral targets and over 200 issued or pending patents covering other major aspects of RNAi technology, including the microRNA technology. On October 30, 2006, Merck & Co., Inc. and Sirna entered into a merger agreement under which Merck will acquire 100 percent of the equity of Sirna at a price of $13 per share in cash, making Sirna a wholly owned subsidiary of Merck & Co., Inc. The acquisition is subject to customary closing conditions, including the approval of Sirna shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and the absence of a material adverse effect on Sirna since the signing of the merger agreement. The two companies expect to close the acquisition in late December 2006 or in the first quarter of 2007. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.
Safe Harbor Statement
Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. These include the failure to satisfy the closing conditions set forth in the merger agreement between Sirna and Merck, the termination of the merger agreement, the failure of the proposed acquisition to close or a significant delay in the closing for any reason, and business uncertainty and contractual restrictions before closing. Additionally, all of Sirna’s programs are still at a relatively early stage of development and are subject to significant risks and unknowns. In addition, patent applications may not result in issued patents, and issued patents may not be enforceable or could be invalidated. Risk factors are identified in Sirna’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Participants in the Solicitation and Additional Information
This communication may be deemed to be solicitation material regarding the proposed acquisition of Sirna by Merck. In connection with the proposed acquisition, Sirna intends to file relevant documents with the SEC, including Sirna’s proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SIRNA’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SIRNA AND THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov or at Sirna’s website at www.sirna.com. Such information is currently not available.
Sirna and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Sirna’s stockholders in connection with the proposed acquisition. Such individuals have interests in the proposed acquisition, including as a result of holding options to purchase or shares of Sirna stock or affiliation with large stockholders of Sirna. Certain information regarding Sirna’s directors and executive officers and their interests in the solicitation is set forth in the proxy statement for Sirna’s 2006 annual meeting of stockholders filed with the SEC on May 25, 2006, and will be included in the proxy statement relating to the proposed acquisition when it becomes available.

SIRNA THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September	December
	30, 2006	31, 2005
	(Unaudited)	(Note 1)
ASSETS
Cash, cash equivalents and securities available-for-sale	$82,826	$45,692
Property and equipment, net	3,516	1,906
Other assets, net	2,928	1,919

	$89,270	$49,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,529	$6,699
Deferred revenue, long term	6,013	2,917
Other long-term liabilities	264	275
Stockholders’ equity	72,464	39,626

	$89,270	$49,517

Note 1. Derived from audited financial statements.

SIRNA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except for per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Contract revenue	$887	$1,853	$2,165	$1,947
Contract manufacturing revenue	1,068	(2)	1,068	1,940

Total revenues	1,955	1,851	3,233	3,887

Operating expenses:
Cost of contract manufacturing	1,039	5	1,039	1,663
Research and development	7,660	4,618	20,486	15,502
General and administrative	3,980	1,682	11,854	5,402

Total operating expenses	12,679	6,305	33,379	22,567

Loss from operations	(10,724)	(4,454)	(30,146)	(18,680)
Interest and other income	1,168	272	2,538	563
Interest expense	—	—	—	(25)

Net loss	$(9,556)	$(4,182)	$(27,608)	$(18,142)

Net loss per common share, basic and diluted	$(0.13)	$(0.08)	$(0.42)	$(0.40)

Weighted average common shares outstanding, basic and diluted	72,897	53,535	66,421	45,573

GAAP and non-GAAP earnings per share
A reconciliation between non-GAAP and GAAP earnings per share for the third quarters of 2006 and 2005 is provided in the following table. The company adopted Statement of Financial Accounting Standards No. 123R (or FAS 123R) on a modified prospective basis beginning January 1, 2006. No FAS 123R expense has been recognized in GAAP-reported amounts in any prior period.

Period	Non-GAAP EPS	FAS 123R Expense	Reported GAAP EPS
Q3 2006	($0.12)	($0.01)	($0.13)
Q3 2005	($0.08)	—	($0.08)
Contacts:
Stephan Herrera
Executive Director, Investor Relations
Sirna Therapeutics, Inc.
+1 415 512 7200
herreras@sirna.com
Stephanie Carrington
The Ruth Group
+1 646 536 7017
scarrington@theruthgroup.com